Exhibit 10.49

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

CONVERTIBLE PROMISSORY NOTE

$100,000	Issuance Date: 1/19/2015
Lititz, Pennsylvania

For value received, Coin Outlet, Inc., a Delaware corporation (the “Company”), promises to pay to Bitcoin Shop Inc. (the “Holder”), the principal sum of one hundred thousand dollars ($100,000).  Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to 4.00% per annum, compounded annually and computed on the basis of the 360-day year of twelve 30-day months.  This Note is one of a series of Convertible Promissory Notes containing substantially identical terms and conditions issued pursuant to that certain Convertible Note Purchase Agreement dated January 19, 2015 (the “Purchase Agreement”).  Such Notes are referred to herein as the “Notes,” and the holders thereof are referred to herein as the “Holders.”  This Note is subject to the following terms and conditions.

1.           Maturity. Unless converted as provided in Section 2, principal and any accrued but unpaid interest under this Note shall be due and payable upon demand of the Holder at any time after January 31, 2016 (the “Maturity Date”).  Subject to Section 2 below, interest shall accrue on this Note and shall be due and payable with each installment of principal.  Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2.           Next Equity Conversion.

(a)           Next Equity Financing. Principal and (at the Company’s option) any accrued but unpaid interest under this Note shall be converted on or before the Maturity Date into equity securities issued in the Company’s next equity financing (the “Next Equity Securities”) issued and sold at the close of the Company’s next equity financing in a single transaction or a series of related transactions yielding gross proceeds to the Company of at least $1,000,000 (excluding conversion of the Notes) (the “Next Equity Financing”).

(b)           Terms of Conversion. The number of shares of Next Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of this Note plus (if applicable) any accrued but unpaid interest under this Note by (ii) 80.00% of the price per share of the majority of the Next Equity Securities sold in the Next Equity Financing (the “Note Conversion Price”) and the issuance of such shares upon such conversion shall be upon the terms and subject to the conditions applicable to the Next Equity Financing and the Company’s Charter and Bylaws and other corporate governing documents, as determined by the Company and its investors in their sole discretion.  In the event the Note Conversion Price exceeds the quotient obtained by dividing (x) $6,000,000 by (y) the sum of (1) the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities other than the Notes) and (2) shares of Common Stock issuable to employees, consultants or directors pursuant to a stock option plan, restricted stock plan, or other stock plan approved by the Company’s Board of Directors, in lieu of the foregoing discount, each Note shall automatically be converted into such number of shares of equity securities issued in the Next Equity Financing determined by dividing the outstanding principal and at the Company’s option accrued interest of each Note by the price per share at which the majority of shares of equity securities issued in the Next Equity Financing are sold, and the holder of each Note shall also be issued at par value that number of shares of Common Stock necessary so that the average purchase price per share of such Common Stock together with the shares of equity securities issued in the Next Equity Financing issued upon conversion of each Note is equal to the price per share determined by dividing (x) $6,000,000 by (y) the sum of (1) the total number of shares of Common Stock outstanding (assuming full conversion and exercise of all convertible or exercisable securities other than the Notes) and (2) shares of Common Stock issuable to employees, consultants or directors pursuant to a stock option plan, restricted stock plan, or other stock plan approved by the Company’s Board of Directors.  If the Company elects to convert accrued interest into Next Equity Securities, this election shall apply equally to all of the Notes.  In the event that the Next Equity Securities are convertible debt instruments, the Holder will be issued a convertible debt instrument in an amount equal to the quotient obtained by dividing (i) the entire principal amount of this Note plus (if applicable) any accrued but unpaid interest under this Note by (ii) 0.8.  Upon such conversion of this Note, the Holder hereby agrees to execute and deliver to the Company all transaction documents related to the Next Equity Financing, including a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including a lock-up agreement in connection with an initial public offering).

3.           Change of Control. In the event of a Change of Control (as defined below) prior to repayment in full of this Note, immediately prior to such Change of Control, and at the option of the Holder, the outstanding principal and any accrued but unpaid interest on this Note shall (a) become immediately due and payable in cash equal to 1.50 times the outstanding principal and any accrued but unpaid interest on this Note, or (b) convert into that number of shares of Common Stock of the Company determined by dividing the entire principal amount of this Note plus (if applicable) any accrued but unpaid interest under this Note by the quotient obtained by dividing (x) $6,000,000 by (y) the sum of (1) the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities other than the Notes) and (2) shares of Common Stock issuable to employees, consultants or directors pursuant to a stock option plan, restricted stock plan, or other stock plan approved by the Company’s Board of Directors. The term “Change of Control” means (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below), (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities.  Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of the Company’s incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s Board of Directors.  An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

4.           Mechanics and Effect of Conversion. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note.  In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share.  Upon conversion of this Note pursuant to Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company.  At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a notice of issuance for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein.  Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.  Upon conversion of the principal amount of this Note into the Company’s equity securities, any interest accrued on this Note that is not by reason of Section 2 simultaneously converted into such equity securities shall be immediately paid to the Holder.

5.           Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company.  Payment shall be credited first to the accrued interest then due and payable and the remainder shall be applied to principal.  The Company may prepay this Note at any time without penalty with the written consent of at least a majority in interest of the Holders.

6.           Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

7.           Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note or the Purchase Agreement (the “Loan Documents”), the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company.  In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

8.           Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

9.           Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

10.           Miscellaneous.

(a)           Governing Law. The validity, interpretation, construction and performance of this Note, and all acts and transactions pursuant hereto and the rights and obligations of the Company and Holder shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law.

(b)           Entire Agreement. This Note, together with the Purchase Agreement and the documents referred to therein, constitute the entire agreement and understanding between the Company and the Holder relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof.

(c)           Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and at least a majority in interest of the Holders.  Any amendment or waiver effected in accordance with this Section 10(c) shall be binding upon the Company, each Holder and each transferee of any Note.

(d)           Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder.  Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company.  Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.  Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee.  Interest and principal are payable only to the registered holder of this Note.

(e)           Notices. Any notice, demand or request required or permitted to be given under this Note shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f)           Counterparts. This Note may be executed in any number of counterparts, manually or electronically, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Convertible Promissory Note as of the date first set forth above.

THE COMPANY:

COIN OUTLET, INC.

By:	/s/ Eric Grill
Eric Grill
Chief Executive Officer

Address:

3 Sunrise Drive
Lititz, Pennsylvania 17543

AGREED TO AND ACCEPTED:

THE HOLDER:

BITCOIN SHOP INC.

/s/ Charles Allen
(Signature)

Address:
1901 North Fort Myer Drive, Suite #1105
Arlington, VA 22209